EXHIBIT 26
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                              DECLARATION OF TRUST
                      FIFTH SUPPLEMENTAL AMENDING AGREEMENT

         This Declaration of Trust Fifth Supplemental Amending Agreement is made effective the 30th day of May, 2000

                                     Between

                              PRIMEWEST ENERGY INC.
               a body corporate incorporated under the laws of the
         Province of Alberta, with an office in the City of Calgary, in the Province of Alberta (the "Corporation")

                                       and

                     THE TRUST COMPANY OF BANK OF MONTREAL
             a trust company incorporated under the laws of Canada,
         with offices in the City of Calgary, in the Province of Alberta
                                 (the "Trustee")

         WHEREAS by Declaration of Trust dated August 2, 1996 among the Corporation, Montreal Trust Company of Canada (the "Initial Trustee") and the Initial Unitholder, the Initial Unitholder settled the Trust upon the terms set forth in the Declaration of Trust; and

         WHEREAS the Declaration of Trust provides that the Declaration of Trust may be amended by the Trustee with the consent of the Unitholders by Special Resolution; and

         WHEREAS the Unitholders by Special Resolution passed at the Annual General and Special Meeting of Unitholders held on May 25, 2000 approved certain amendments to the Declaration of Trust; and

         WHEREAS the Corporation and the Trustee propose to enter into this Declaration of Trust Fifth Supplemental Amending Agreement to effect the amendments so approved by Unitholders at the Annual General and Special Meeting held May 25, 2000;

         NOW THEREFOR THIS DECLARATION OF TRUST FIFTH SUPPLEMENTAL AMENDING AGREEMENT WITNESSETH that the Corporation and the Trustee agree as follows:

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                                    ARTICLE 1
                                 INTERPRETATION

1.1      DEFINITIONS

         In this Supplemental Amending Agreement, unless the context otherwise requires, words and phrases used herein and which are defined in the Declaration of Trust shall have the meaning herein which are given to such words and phrases in the Declaration of Trust. In addition, the following terms have the following meanings:

         DECLARATION OF TRUST means that certain Declaration of Trust dated August 2, 1996 made among the Corporation, the Initial Trustee and the Initial Unitholder and restated July 19, 1999 by the Corporation and the Trustee; and

         SUPPLEMENTAL AMENDING AGREEMENT means this Declaration of Trust Fifth Supplemental Amending Agreement.

1.2      HEADINGS

         The division of this Supplemental Amending Agreement into Articles and Sections, the provision of a table of contents, and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Supplemental Amending Agreement.

1.3      CONSTRUCTION OF TERMS

         In this Supplemental Amending Agreement, words importing the singular number include the plural and vice versa; words importing gender include the masculine, feminine and neuter genders; references to dollar amounts refer to such amounts in Canadian currency; references to "this Supplemental Amending Agreement", "hereto", "herein", "hereof", "hereby", "hereunder" and similar expressions refer to this Supplemental Amending Agreement, and not to any particular Article, Section or other portion hereof, and include any and every instrument supplemental or ancillary hereto or in implementation hereof; and the expressions "Article" and "Section" followed by a number, letter, or combination of numbers and letters refer to the specified Article or Section of this Supplemental Amending Agreement.

                                   ARTICLE 2
                       AMENDMENTS TO DECLARATION OF TRUST

2.1      ADDITIONAL DEFINITIONS

         The Declaration of Trust is hereby amended as of the date hereof by inserting the following defined terms in Section 1.1 thereof in the appropriate alphabetical order:

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         "DEBT SERVICE COSTS means, in respect of any period and without duplication, on a consolidated basis:

         (a) all interest, penalties, fees, indemnities, legal costs, and other costs, expenses and disbursements for which the Trust, the Corporation, and their respective subsidiaries are liable under their respective credit facilities and which, in each case, accrue during such period;

         (b) plus all amounts payable during such period on account of principal pursuant to such credit facilities including, without limitation, scheduled, prepaid (voluntary or mandatory) and accelerated principal and (subject to the provisos below) amounts required to be paid on account of banker's acceptances and letters of credit (other than fees described in (a) above);

         (c) plus (if there is a net loss) or minus (if there is a net profit) the net profit or loss from interest rate swaps which accrues during such period;

         provided that the difference between the face amount of a banker's acceptance which is issued and accepted pursuant to such credit facilities and its discount proceeds (such difference being the "imputed interest") shall be treated as interest accruing at the times that it is considered to accrue in accordance with generally accepted accounting principles and provided that when the Trust, the Corporation or their respective subsidiaries become liable under any credit facility to pay the face amount of a banker's acceptance, the face amount less the amount of imputed interest for such banker's acceptance shall be included in the Debt Service Costs;"

         "DISCOUNT RATE means an annual rate equal to the then current annual yield of long-term (10 year) Government of Canada bonds plus 400 basis points, subject to a maximum Discount Rate of 15%;"

         "RESERVE VALUE means the present worth of all of the estimated pre-tax net cash flow from the proved reserves and 50% of the estimated pre-tax net cash flow from the probable reserves shown in the most recent engineering report relating thereto, discounted at the Discounted Rate and using escalating price and cost assumptions;"

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                                       -4-


2.2      REINVESTMENT OF DISTRIBUTIONS

         The Declaration of Trust is hereby amended as of the date hereof by deleting Section 5.5 thereof in its entirety and replacing it with the following:

         "5.5     REINVESTMENT OF DISTRIBUTIONS

                  (a) Subject to receipt of all regulatory approvals, the Trust will make available to Unitholders the opportunity to reinvest distributions from the Trust in additional Units by participating in a distribution reinvestment plan (the "Plan"). Upon a Unitholder electing to be enrolled in the Plan, all distributions from the Trust will automatically be reinvested on such Unitholder's behalf pursuant to the Plan until such Unitholder terminates his enrolment in the Plan or the Trust terminates the Plan.

                  (b) Distributions due to participants in the Plan will be paid to the Trustee in its capacity as agent under the Plan (the "Plan Agent") and be applied to the purchase of Units. The Plan Agent shall make such purchases from the Trust at a discount to the prevailing market price of 5%.

                  (c) The Plan Agent shall furnish to each participant after each distribution a report of the Units purchased for the participant's account in respect of such distribution and the cumulative total of all Units purchased for that account. The Trust shall pay out of the Trust Fund the Plan Agent's charges for administering the Plan. Certificates representing Units purchased under the Plan will be issued only upon request of the Unitholder, upon termination of the Unitholder's participation in the Plan or upon termination of the Plan. Distributions on fractional Units will be credited to each participant's account. However, no certificates for fractional Units will be issued. A cash adjustment for any fractional Units shall be paid to such Unitholders, when necessary, by cheque or, with the concurrence of the Plan Agent, as such Unitholder shall otherwise direct.

                  (d) Unitholders may terminate their participation in the Plan by written notice to the Plan Agent. Such notice, if actually received prior to a Distribution Date, will be given effect to on that Distribution Date. Thereafter, distributions to such Unitholders will be by cheque. The Trust may terminate the Plan, in its sole discretion, upon not less than 30 days' notice to the participants."

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                                       -5-


2.3      POWERS OF THE TRUSTEE AND THE CORPORATION

         The Declaration of Trust is hereby amended as of the date hereof by deleting Section 8.1 thereof in its entirety and replacing it with the following:

         "8.1     POWERS OF THE TRUSTEE AND PRIMEWEST

                  (a) Subject to the terms and conditions of this Declaration of Trust and any contracts or obligations of the Trust or the Trustee, the Trustee may exercise from time to time in respect of the Trust Fund any and all rights, powers and privileges that could be exercised by a beneficial owner thereof, except as specifically designated in subsection (b) below.

                  (b) The Corporation may exercise from time to time any and all rights, powers and privileges in relation to all matters relating to the maximization of Unitholder value in the context of a response to an offer for Trust Units or for all or substantially all of the assets of the Trust or the Corporation or any subsidiary of the Corporation or the Trust (an "Offer") including (i) any Unitholder rights protection plan (or amendment or waiver thereof) either prior to or during the course of any Offer;
                           (ii) any defensive action either prior to or during the course of any Offer; (iii) the preparation of any "Directors' Circular" in response to any Offer; (iv) consideration on behalf of Unitholders and recommendations to Unitholders in response to any Offer; (v) any regulatory or court action in respect of any related matters and (vi) the carriage of all related and ancillary matters; and the Corporation accepts such responsibility and agrees that, in respect of such matters, it shall carry out its functions honestly, in good faith and in the best interests of the Trust and the Unitholders and, in connection therewith, shall exercise that degree of care, diligence and skill that a reasonably prudent Person would exercise in comparable circumstances. The Corporation, may, and if directed by the Corporation in writing, the Trustee shall, execute any agreements on behalf of the Trust as the Corporation shall have authorized within the scope of the exercise of any such rights, powers or privileges."

2.4      LIMITATIONS ON BORROWING

         The Declaration of Trust is hereby amended as of the date hereof by inserting the following as Section 8.16 at the end of Article 8 thereof:

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         "8.16    LIMITATIONS ON BORROWING

         The Trust will not borrow, and will not permit the Corporation or any of their respective subsidiaries to borrow, any funds from any third party (whether by way of direct cash advances, requesting the issuance of bankers' acceptances or letters of credit or otherwise), unless at the time of such borrowings and after giving effect to such borrowings:

                  (a) the aggregate amount of all third party borrowings on a consolidated basis outstanding are not greater than 40% of the Reserve Value of all of the oil and gas properties (including any properties being acquired with such borrowings) owned by the Trust, the Corporation and their respective subsidiaries (without duplication) plus 40% of the net asset value of all non-reserve based assets at that time; and

                  (b) the Trust's bona fide estimate of the Debt Service Costs which will accrue during the 12 month period thereafter will not exceed 30% of the Trust's bona fide estimate of the aggregate of the following for such period:

                           (i)      the Trust's consolidated cashflow; plus

                           (ii)     the Trust's consolidated interest expense."

                                   ARTICLE 3
                                  MISCELLANEOUS

3.1      CONFIRMATION OF AMENDED DECLARATION OF TRUST

         The Declaration of Trust as amended by this Supplemental Amending Agreement is hereby ratified and confirmed.

3.2      SUCCESSORS AND ASSIGNS

         The provisions of this Supplemental Amending Agreement shall enure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

3.3      COUNTERPARTS

         This Supplemental Amending Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument which shall be sufficiently evidenced by any such original counterparts.

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                                       -7-


3.4      SEVERABILITY

         If any provision of this Supplemental Amending Agreement shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Supplemental Amending Agreement in any jurisdiction.

3.5      TIME OF THE ESSENCE

         Time shall be of the essence in this Supplemental Amending Agreement.

3.6      GOVERNING LAW

         This Supplemental Amending Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and shall be treated in all respects as Alberta contracts. The parties hereto hereby irrevocably submit to the jurisdiction of the courts of the Province of Alberta.

         IN WITNESS WHEREOF each of the parties hereto has caused this Supplemental Amending Agreement to be duly executed.


                                   PRIMEWEST ENERGY INC.

                                   Per: /s/
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                                   Per: /s/
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                                   THE TRUST COMPANY OF BANK
                                   OF MONTREAL

                                   Per: /s/
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